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                            INDEPENDENT AUDITORS'  REPORT

The Board of Directors and Shareholders
Titanium Minerals Marketing International Limited:

We have audited the accompanying balance sheets of Titanium Minerals Marketing International Limited as of December 31, 1995 and 1994, and the related profit and loss accounts for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Financial statements for two affiliated entities are accompanied by disclaimers of audit opinions related to suspension of mining operations of Sierra Rutile Limited and the occupation of the facilities by rebel forces. These circumstances in turn create the possibility that amounts due from certain affiliates in the accounts of the Company may not be fully recoverable and we are unable to satisfy ourselves as to that matter.

Because of the significance of the uncertainty discussed in the preceding paragraph, we are unable to express, and we do not express, an opinion on these financial statements.



/s/KPMG
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KPMG                                        26 February 1996
CHARTERED ACCOUNTANTS                       Reading, UK
REGISTERED AUDITORS